Exhibit 10.2

January  5,  2018

Mark Crumpacker

Re:  Retention Agreement

Dear Mark:

Your service to CMG Strategy Co., LLC, for the benefit of the affiliated companies of Chipotle Mexican Grill, Inc. (collectively, the “Company”) is critical to the success of the Company.  Because of your importance to the Company,  the Company would like to provide you with a retention agreement that is intended to encourage your continued service to the Company. The terms of this Retention Agreement (this “Agreement”) between you (the “Executive”)  and the Company,  if you accept them, are as follows:

1.Retention Bonus.

a.Amount. Subject to the terms and conditions of this Agreement, the Executive is eligible to receive a retention bonus of six hundred thousand  dollars ($600,000) (the “Retention Bonus”), subject to any and all required tax withholdings.

b.Vesting and Payment.  The Retention Bonus will vest one hundred percent (100%) on the first anniversary of the date of this Agreement set forth above (such first anniversary, the “Vesting Date”), subject to the Executive’s continuous employment with the Company through the Vesting Date (except as otherwise set forth in Section 1.c. of this Agreement) and the Executive not having given the Company a “Resignation Notice” (as defined in this Section 1.b.) on or prior to the Vesting Date.  For the avoidance of doubt, no portion of the Retention Bonus will vest prior to the Vesting Date, except as otherwise set forth in Section 1.c. of this Agreement. Provided the Executive remains continuously employed with the Company through the Vesting Date and has not given the Company a Resignation Notice as of the Vesting Date, the Company will pay the Executive the Retention Bonus in a cash lump-sum as soon as reasonably practicable following the Vesting Date, but in no event later than March 15, 2019; provided, that, notwithstanding the foregoing, if the Company terminates the Executive’s employment for Cause following the Vesting Date and prior to payment of the Retention Bonus, the Executive will automatically forfeit the Retention Bonus without consideration and without any further action by the Company. For purposes of this Agreement, “Resignation Notice” means a notice of the Executive’s intent to terminate the Executive’s employment with the Company without Good Reason, whether such notice is delivered verbally or in writing.

c.Termination of Employment by the Company without Cause or by the Executive with Good Reason.  If the Company terminates the Executive’s employment without Cause (and other than due to the Executive’s death or Disability) or the Executive terminates the Executive’s employment with Good Reason, in each case on or prior to the Vesting Date (each, a “Qualifying Termination”), provided the Executive timely executes a general release of claims in favor of the Company and its affiliates in a form provided by the Company (the “Release”) and the Release becomes irrevocable, the Retention Bonus will: (i) vest one hundred percent (100%) as of the date on which the Release becomes effective; and (ii) be paid to the Executive in a cash lump-sum at the same time as the Retention Bonus would have been paid to the Executive pursuant to Section 1.b. of this Agreement if the Executive had remained actively employed with the Company through the payment date. For the avoidance of doubt, if the Executive fails to timely execute the Release, or if the Executive revokes the Release before it becomes effective, the Executive will automatically forfeit the Retention Bonus without consideration and without any further action by the Company.

d.Other Terminations of Employment; Resignation Notice. If the Executive’s employment with the Company terminates for any reason other than a Qualifying Termination (including, for the avoidance of doubt, as a result of the Executive’s death or Disability, termination by the Company for Cause, or termination by the Executive without Good Reason), or the Executive gives the Company a Resignation Notice, in each case on or prior to the Vesting Date, the Executive will automatically forfeit the Retention Bonus without consideration and without any further action by the Company.

e.Definition of “Cause”. For purposes of this Agreement, “Cause” means: (i) the Executive’s willful failure to substantially perform the Executive’s duties (other than as a result of physical or mental illness or injury); (ii) the Executive’s willful misconduct or gross negligence, which is materially injurious to the Company; (iii) a breach by the Executive of his fiduciary duty or duty of loyalty to the Company; (iv) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a serious crime involving moral turpitude; (v) the Executive’s unauthorized disclosure of the Company’s or its affiliates’ trade secrets or other secret or confidential information, knowledge, or data concerning the Company’s or its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, or other nonpublic matters, or concerning those of third parties; or (vi) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of Chipotle Mexican Grill, Inc. or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

f.Definition of “Disability”. For purposes of this Agreement, “Disability” means: (i) the Executive is unable due to a medically determinable physical or mental condition to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for three (3) months in the aggregate during any twelve (12) month period; or (ii) a licensed physician chosen by the Company and reasonably acceptable to the Executive (or the Executive’s legal representative) has certified to the Company in writing that due to a medically determinable physical or mental condition, the Executive will be unable to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for three (3) months in the aggregate during the twelve (12) month period immediately following such certification.

g.Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case, during the Executive’s employment without the Executive’s written consent: (i) a decrease in the Executive’s base salary or annual bonus opportunity, other than a decrease in annual bonus opportunity that applies to all similarly situated executives of the Company; (ii) a material diminution in the Executive’s duties and responsibilities (other than temporarily while the Executive is physically or mentally incapacitated), or an adverse change in the reporting structure applicable to the Executive; (iii) a relocation of the Executive’s primary work location more than thirty (30) miles from the Executive’s primary work location on the date hereof; (iv) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company; or (v) failure of any successor to the Company to assume this Agreement, except where such assumption occurs by operation of law; provided that, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (v), the Executive shall have delivered written notice to the Company of the Executive’s intention to terminate the Executive’s employment with Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment with Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

e.Funding of Retention Bonus.  The Company may, but is not required to, fund the Retention Bonus described in this Agreement.  In any event, the obligation of the Company hereunder will constitute a general, unsecured obligation, payable solely out of its general assets (which assets are subject to the claims of the Company’s general unsecured creditors in the event of the Company’s insolvency), and the Executive will not have any right to any specific assets of the Company.  If the Company becomes insolvent, the Executive will have only the rights of a general unsecured creditor against the Company for any amounts due under this Agreement.

2.General Provisions.  The following general provisions apply to this Agreement:

a.Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date on which the Executive’s employment with the Company terminates), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Executive under this Agreement during the six (6) month period following the Executive’s separation from service (determined in accordance with Section 409A) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs. If the Executive dies during the period between the Executive’s separation from service and the Delayed Payment Date, the amounts delayed on account of Section 409A shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive’s death.

b.Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributes, and legatees. This Agreement is personal in nature and the Executive shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

c.Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to such state’s laws and principles regarding the conflict of laws, or those of any other jurisdiction. The Company and the Executive (i) agree that any suit, action, or legal proceeding with respect to this Agreement shall be brought in the courts of record of the State of Colorado in Denver County or the court of the United States, District of Colorado; (ii) consent to the jurisdiction of each such court in any suit, action, or proceeding; and (iii) waive any objection that they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

d.Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

e.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

f.Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

g.Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

at the address most recently on the books and records of the Company.

if to the Company:

Chipotle Mexican Grill, Inc.

1401 Wynkoop Street

Suite 500

Denver, Colorado 80202

Attention: Legal Department

h.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

i.Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

j.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

k.Not an Employment Contract.  This Agreement is not to be construed to constitute an employment contract between the Company and the Executive.  The Executive will at all times remain an “at will” employee of the Company, and the Company or the Executive may terminate the Executive’s employment at any time and for any reason or no reason as otherwise permitted.

l.Not Compensation for Benefits Purposes.  If and when the Executive earns and is paid the Retention Bonus under this Agreement, the Retention Bonus will not be treated as additional compensation under any other employee benefit plan, program or arrangement, unless that plan, program or arrangement expressly provides for such treatment.

m.Confidentiality.  The Executive agrees to keep the terms and conditions of this Agreement confidential and to refrain from disclosing the terms and conditions of this Agreement to anyone without the advance written permission of the Company, unless disclosure is required by law or is necessary for internal processing and payment; provided, however, that the Executive may disclose the terms and conditions of this Agreement without such advance written permission to the Executive’s immediate family and legal or financial advisors, but then only on the condition that these individuals not make further disclosure. If the Executive violates this Section 2.m., no benefit will be paid to the Executive under this Agreement, and the Executive will automatically forfeit the Retention Bonus without consideration and without any further action by the Company. Executive acknowledges and agrees that the Company will disclose this Agreement, and the terms hereof, in accordance with applicable rules and regulations of the Securities and Exchange Commission, and that as a result of such disclosure, the terms of this Agreement will become publicly available.

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[Signature Page Follows]

I hope that this Agreement underscores our appreciation for your continued service. To indicate that these terms are acceptable, please sign a copy of this Agreement where indicated below and return it to my attention. Please keep this Agreement and its terms confidential (whether or not you sign this Agreement). As you consider this Agreement and the terms of the Retention Bonus, please see me with any questions you may have.

Sincerely,

/s/ Neil Flanzraich

By: Neil Flanzraich

     Its: Lead Director & Chairman of the Compensation Committee

ACCEPTANCE:

I  have read, I understand, and I hereby accept the terms and conditions of this Agreement on this 9th day of January, 2018.

_/s/Mark Crumpacker____________________
Mark Crumpacker

Signature Page to Retention Agreement